UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Transcend Services, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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TRANSCEND SERVICES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 27, 2010

To the Stockholders:

The annual meeting of stockholders (the “Annual Meeting”) of Transcend Services, Inc. (the “Company”) will be held on May 27, 2010 at the offices of Womble Carlyle Sandridge & Rice, PLLC, Atlantic Station, 271 17th Street, NW, Suite 2400, Atlanta, GA 30363 at 11:00 a.m. eastern time for the following purposes:

1.	To elect the six directors named in the accompanying proxy statement to serve until the next Annual Meeting of Stockholders or until their successors are elected and qualified.

2.	To amend Article IV of our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from fifteen million (15,000,000) shares to thirty million (30,000,000) shares.

3.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

4.	To transact such other business as may properly come before the Annual Meeting.

Only stockholders of record at the close of business on the record date, which is March 31, 2010, shall be entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please carefully review the enclosed proxy statement and cast your vote promptly. For specific instructions regarding how to vote, please see the first page of the proxy statement. If you attend the Annual Meeting, you may, if you wish, withdraw your proxy and vote in person.

By order of the Board of Directors,

LANCE CORNELL Secretary

Atlanta, Georgia

April     , 2010

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO CAST YOUR VOTE PROMPTLY. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON.

General	1
Agenda Item One – Election of Directors	3
Agenda Item Two – Amendment of Article IV of our Amended and Restated Certificate of Incorporation to increase the number of Authorized Shares of Common Stock	7
Agenda Item Three – Appointment of Independent Registered Public Accounting Firm	9
Meetings of the Board of Directors and Committees of the Board	9
Stockholder Communications with The Board	12
Code of Business Conduct and Ethics Policy	12
Audit Committee Disclosure	12
Security Ownership of Certain Beneficial Owners and Management	14
Executive Officers	16
Compensation Discussion and Analysis	17
Report of Compensation Committee	22
Executive Compensation	23
Director Compensation	26
Compensation Committee Interlocks and Insider Participation	26
Equity Compensation Plan Information	27
Certain Relationships and Related Transactions	27
Proposals by Stockholders	28
Section 16(a) Beneficial Ownership Reporting Compliance	28
Annual Report on Form 10-K	28
Other Matters	29
Appendix A – Proposed Amendment of Article IV of our Amended and Restated Certificate of Incorporation to increase the number of Authorized Shares of Common Stock	A-1

TRANSCEND SERVICES, INC.

One Glenlake Parkway, Suite 1325

Atlanta, Georgia 30328

PROXY STATEMENT

For Annual Meeting of Stockholders to Be Held On May 27, 2010

Important Notice Regarding the Availability of Proxy Materials for the Stockholder

Meeting to Be Held on May 27, 2010:

The Notice of Annual Meeting of Stockholders, proxy statement, form of proxy and our

2009 Annual Report are available at www.proxyvote.com.

GENERAL

This proxy statement and the accompanying proxy are being furnished to the stockholders of record of Transcend Services, Inc. as of March 31, 2010, in connection with the solicitation of proxies by our Board of Directors (the “Board”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 27, 2010, at the offices of Womble Carlyle Sandridge & Rice, PLLC, Atlantic Station, 271 17th Street, NW, Suite 2400, Atlanta, GA 30363 at 11:00 a.m. eastern time and any postponement or adjournment thereof. The address of our principal executive offices is One Glenlake Parkway, Suite 1325, Atlanta, Georgia 30328 and our telephone number is (678) 808-0600.

As permitted by the Securities and Exchange Commission (the “SEC”), we are delivering this proxy statement and our 2009 Annual Report via the Internet. On or about April 16, 2010, we started mailing to our stockholders entitled to vote at the Annual Meeting the Notice of Internet Availability of Proxy Materials (the “Notice”). The Notice contains instructions on how to access this proxy statement and our 2009 Annual Report and vote your shares online or by telephone. Stockholders who wish to request a printed or e-mailed copy of either or both of this proxy statement or our 2009 Annual Report should follow the instructions included in the Notice. The Notice is not a proxy or ballot.

Any stockholder who executes and delivers a proxy may revoke it at any time prior to its use by (i) giving written notice of revocation to our Secretary; (ii) executing a proxy bearing a later date; or (iii) appearing at the Annual Meeting and voting in person.

Unless otherwise specified, all shares represented by effective proxies will be voted in favor of the (i) election of the six nominees as directors; (ii) amendment to Article IV of our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from fifteen million (15,000,000) shares to thirty million (30,000,000) shares; (iii) ratification of the appointment of Grant Thornton LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and (iv) transaction of such other business as may properly come before the Annual Meeting. The Board does not know of any other business to be brought before the Annual Meeting, but as to any such other business, proxies will be voted upon any such matters in accordance with the best judgment of the person or persons acting there under as to what is in our best interests.

The cost of soliciting proxies will be borne by us. In addition to use of the mail and internet, proxies may be solicited in person, telephone, or via the internet by our directors and officers who will not receive additional compensation for such services. Brokerage houses, nominees, custodians and fiduciaries will be requested to forward soliciting material to beneficial owners of stock held of record by them, and we will reimburse such persons for their reasonable expenses in doing so.

Holders of record of outstanding shares of our common stock at the close of business on March 31, 2010 are entitled to notice of and to vote at the Annual Meeting. As of March 31, 2010, there were approximately              holders of record of our common stock and              shares of common stock outstanding. Each share of our outstanding common stock is entitled to one vote. A majority of the shares entitled to vote, whether present in person or by proxy, shall constitute a quorum.

Brokers that are members of the New York Stock Exchange, Inc. (the “NYSE”) and who hold shares of our common stock in street name on behalf of beneficial owners have authority to vote on certain items when they have not received instructions from beneficial owners. Under the rules of the NYSE, the proposal to ratify the appointment of the independent registered public accounting firm is considered a “discretionary” item. This means that brokers may vote in their discretion on this proposal on behalf of beneficial owners who have not furnished voting instructions. In contrast, the proposals to elect directors and amend Article IV of our Amended and Restated Certificate of Incorporation are considered “non-discretionary” items, and a “broker non-vote” occurs when brokers do not receive voting instructions from beneficial owners with respect to these proposals.

Assuming the existence of a quorum, the nominees receiving the highest number of votes from stockholders who are entitled to vote will be elected as directors. The proposal to amend Article IV of our Amended and Restated Certificate of Incorporation and the proposal to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm will be approved if a majority of the shares having voting power present and voting in person or by proxy vote in favor of each proposal. Abstentions, shares that are withheld as to voting with respect to nominees for director and broker non-votes will be counted for determining the existence of a quorum, but will not be counted as a vote in favor of or against the proposals and, therefore, will have no effect on the outcome of the vote for any of the proposals presented at the meeting.

AGENDA ITEM ONE

ELECTION OF DIRECTORS

Our Bylaws currently provide that the Board of Directors shall consist of not less than one director, subject to increase or decrease in such number within legal limits by action of the Board of Directors or stockholders. There are presently seven directors.

The Nominating and Corporate Governance Committee evaluates the size and composition of the Board of Directors on at least an annual basis. In the first quarter of 2010, the Nominating and Corporate Governance Committee reevaluated the size of the Board and determined to fix the size of the Board at six members immediately following the 2010 Annual Meeting. In connection therewith the Nominating and Corporate Governance Committee has nominated and recommends for election as directors the six nominees set forth below. Each nominee presently serves as a director. Directors shall be elected to serve until the next Annual Meeting of Stockholders or until their successors are elected and qualified. If all of the nominees are elected, our Board of Directors will have six members.

A candidate for election as a director is nominated to stand for election based on his or her professional experience, recognized achievements in his or her respective fields, an ability to contribute to some aspect of our business and the willingness to make the commitment of time and effort required of a director. Each of the below-listed nominees has been identified as possessing an appropriate diversity of background and experience, good judgment, deep knowledge of our industry, strength of character, and an independent mind, as well as a reputation for integrity and high personal and professional ethics. Each nominee also brings a strong and unique background and set of skills to the Board, giving the Board, as a whole, competence and experience in a wide variety of areas.

In selecting this slate of nominees for 2010, the Nominating and Corporate Governance Committee specifically considered the background, business experience and certain other information with respect to each of the nominees as set forth below and the familiarity of the nominees with our business and prospects, developed as a result of their service on our Board. The Nominating and Corporate Governance Committee believes that such familiarity will be helpful in addressing the opportunities and challenges that we face in the current economic and business environment.

Each of the six nominees has consented to being named in this proxy statement and to serve as a director if elected. In the event that any nominee withdraws, or for any reason is unable to serve as a director, the proxies will be voted for such other person as may be designated by the Nominating and Corporate Governance Committee as a substitute nominee, but in no event will proxies be voted for more than six nominees. The Nominating and Corporate Governance Committee has no reason to believe that any nominee will not continue to be a candidate or will not serve if elected.

The following is a brief description of the background, business experience and certain other information with respect to each of the nominees for election to the Board of Directors:

Larry G. Gerdes

Mr. Gerdes (age 61) has served as our Chairman of the Board since May 2000, as a director since June 1985, as our Chief Executive Officer since May 1993 and as President from April 1, 2005 through August 2009 and from June 1985 until December 8, 2003. From September 16, 2000 through December 31, 2003, Mr. Gerdes also served as our Chief Financial Officer. In addition, Mr. Gerdes served as Secretary of the Company between September 16, 2000 and May 22, 2001. From 1991 to 1993, Mr. Gerdes was a private investor and from May 1992 until January 1995, Mr. Gerdes was the

Chairman of the Board of Directors of Bottomley and Associates, which merged with us in 1995. Prior to 1991, Mr. Gerdes held various executive positions with HBO & Company, a healthcare information technology company, including Chief Financial Officer and Executive Vice President. Mr. Gerdes serves as a member of the Board of Directors, Chairman of the Finance Committee and member of the Audit, Compensation and Governance Committees of the CME Group (NYSE, NASDAQ: CME), a futures and future-options exchange. Mr. Gerdes also serves on the Board of Directors of Alliance Healthcard, Inc., a provider of consumer discount membership plans (OTC: ALHC.OB). Mr. Gerdes serves on the Board of Directors of the J. Kyle Braid Leadership Foundation, The Tommy Nobis Center and SoloHealth, Inc. and he is a member of the Dean’s Advisory Council for the Kelley School of Business at Indiana University.

As an executive officer of the Company since 1993, Mr. Gerdes brings to the Board deep institutional knowledge and perspective regarding our strengths, challenges and opportunities. He possesses extensive public company and healthcare services industry experience.

Joseph G. Bleser	Mr. Bleser (age 64) has served as a director of the Company since February 2007. He has been the Managing Member of J Bleser, LLC, a financial consulting firm, since July 1998. Mr. Bleser served as Chief Financial Officer, Treasurer and Secretary of the Company from January 2004 through April 2005. Prior to July 1998, Mr. Bleser had over fifteen years experience as chief financial officer and other financial executive positions in three separate publicly traded companies and ten years of experience in public accounting with Arthur Andersen LLC, an international public accounting firm. Mr. Bleser is a member of the Board of Directors of MiMedx Group, Inc. (OTCBB: MDXG.OB) and serves on its Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Mr. Bleser also served on the Board of Directors and as Chairman of the Audit Committee of Matria Healthcare, Inc. (NASDAQ: MATR), a health enhancement company that provided disease and maternity management programs and informatics to health plans and employers, from October 2004 through the date of its sale in May 2008. Mr. Bleser is a licensed Certified Public Accountant.

As a former executive of ours, and as a financial consultant serving primarily clients in the healthcare services and healthcare technology industries, Mr. Bleser brings significant industry knowledge, particularly from a financial perspective, to the Board.

Joseph P. Clayton

Mr. Clayton (age 60) has served as a director of the Company since May 2000. Mr. Clayton served as Chairman of the Board of Directors of Sirius Satellite Radio (“Sirius”), a satellite radio broadcaster, from November 18, 2004 to July 31, 2008 and served as the President and Chief Executive Officer of Sirius between November 2001 and November 17, 2004. Prior to joining Sirius, Mr. Clayton was

President of North American Operations of Global Crossing Ltd. (“Global”), a global provider of integrated internet, data, voice and conferencing services, from September 1999 to November 2001. In January 2002, Global filed a voluntary petition for relief under Chapter 11 of the U.S. bankruptcy code. From 1997 to 1999, Mr. Clayton was the President and Chief Executive Officer of Frontier Corporation (“Frontier”), a provider of telecommunication services that was purchased by Global in 1999. Prior to joining Frontier, Mr. Clayton served as Executive Vice President of Marketing and Sales for the Americas and Asia for Thomson, a consumer electronics company, from 1992 through 1996. Mr. Clayton has served on the board of directors and audit, compensation and governance committees of EchoStar Corporation (NASDAQ:SATS) since 2008. Mr. Clayton serves on the Dean’s Advisory Board of the Indiana University Kelley School of Business and as a Trustee of Bellarmine University, Louisville, Kentucky.

Mr. Clayton brings to Board a long history of executive management experience in many economic and business climates. He also has extensive experience with regard to corporate governance and financial oversight from his experience serving on public company boards and audit committees.

James D. Edwards	Mr. Edwards (age 66) has served as a director of the Company since July 2003. Mr. Edwards retired in 2002 from the position of Managing Partner—Global Market Organization of Arthur Andersen LLC, an international public accounting firm, where he was employed for 38 years. Mr. Edwards serves as a member of: (i) the Board of Directors and Chairman of the Audit Committee of IMS Health Incorporated (NYSE: RX), a global provider of pharmaceutical market intelligence (from 2003 until the company was sold in February 2010); (ii) the Board of Directors and Chairman of the Audit Committee of Crawford & Company (NYSE: CRDA and CRDB), a global provider of claims management solutions to insurance companies and self-insured entities; (iii) the Board of Directors of Huron Consulting Group (OTC: HURN), a provider of financial and operational consulting services; and (iv) the Board of Directors of Cousins Properties (NYSE:CUZ), a real estate investment trust. Mr. Edwards is a member of the American Institute of Certified Public Accountants.

Mr. Edwards brings to the Board significant public company experience, drawn from his experience serving on boards and audit committees of numerous public companies. Mr. Edwards also brings deep experience in public accounting. Mr. Edwards was a practicing certified public accountant for 38 years and served numerous large and complex public companies.

Walter S. Huff, Jr.	Mr. Huff (age 75) has served as a director of the Company since October 1993. Mr. Huff was a founder of HBO & Company and served as its Chairman from 1974 until 1990 and Chief Executive Officer from 1974 to 1984 and from 1986 until 1989. Since 1990, Mr. Huff has been a private investor.

Mr. Huff brings extensive and relevant experience in the health care industry to the Board. As the founder of HBO & Company, Mr. Huff also brings strong leadership, entrepreneurial and business building and development skills and experience to the Board.

Charles E. Thoele	Mr. Thoele (age 74) has served as a director of the Company since October 1993. Mr. Thoele serves as a Director of Mercy Health System, St. Louis, a system of 25 hospitals and physician clinics in five states. Mr. Thoele was Chief Operating Officer of Mercy Health System prior to retirement. Mr. Thoele also serves as a Director of St. Anthony’s Health System, Alton, Illinois. Mr. Thoele previously served as a Director of HBO & Company; Chairman of the Board of FMOL Health System; Chairman of the Board/Chief Executive Officer of St. John Mercy Health System, and Chairman of the Board of the Catholic Health Association of the United States.

Mr. Thoele’s 40 plus years of experience as a chief executive and director of healthcare providers and hospital associations gives him particularly keen insight with respect to our business and customers.

In addition to the nominees listed above, we currently have one additional director, Sidney V. Sack. Mr. Sack has served on our Board since 2006 and has requested, for personal reasons, that he not be nominated to serve an additional term. Mr. Sack will continue to serve on the Board and on the Audit Committee until the expiration of his current term at the 2010 Annual Meeting. There are no family relationships among any of our directors or officers.

The Board of Directors recommends a vote “FOR” the election of each of the nominees listed above.

AGENDA ITEM TWO

AMENDMENT OF ARTICLE IV OF OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

Stockholders are being asked to approve an amendment to our Amended and Restated Certificate of Incorporation (the “Certificate”) to increase the number of authorized shares of our common stock from fifteen million (15,000,000) shares to thirty million (30,000,000) shares. At its meeting held on March 30, 2010 the Board of Directors approved this amendment, subject to stockholder approval, and directed that this amendment be submitted to a vote of our stockholders at the Annual Meeting. The Board has determined that this amendment is in our best interests and our stockholders and recommends approval by the stockholders.

The Certificate currently authorizes the issuance of up to 15,000,000 shares of our common stock, each with a par value of $0.05 per share. As of the close of business on March 31, 2010,              shares of our common stock were outstanding. In addition, as of the close of business on March 31, 2010, we had              shares of common stock subject to outstanding stock options and              shares reserved for issuance pursuant to future grants under our current stock incentive plans. The Certificate also authorizes the issuance of 2,000,000 shares of preferred stock, none of which are currently issued or outstanding. The proposed amendment will not increase or otherwise affect our authorized preferred stock.

Purpose of Amendment

The Board believes it is in our best interest to increase the number of authorized shares of common stock in order to give us greater flexibility in considering and planning for future potential business needs.

We have no current plan, commitment, arrangement, understanding or agreement regarding the issuance of the additional shares of common stock resulting from the proposed increase in authorized shares. The additional shares of common stock will be available for issuance by the Board for various corporate purposes, including but not limited to, stock splits, stock dividends, grants under employee stock plans, financings, potential strategic transactions, including mergers, acquisitions, strategic partnerships, joint ventures, divestitures, and business combinations, as well as other general corporate transactions, although we have no present plans to use the additional authorized shares in any such regard.

Having this additional authorized common stock available for future use will allow us to issue additional shares of common stock without the expense and delay of arranging a special meeting of stockholders.

Possible Effects of the Amendment and Additional Anti-takeover Consideration

If the amendment to the Certificate is approved, the additional authorized shares would be available for issuance at the discretion of the Board and without further stockholder approval, except as may be required by law or the rules of The NASDAQ Stock Market LLC. The additional shares of authorized common stock would have the same rights and privileges as the shares of common stock currently issued and outstanding. The adoption of the amendment would not have any immediate dilutive effect on the proportionate voting power or other rights of existing stockholders. Shares of common stock issued other than for a stock split may decrease existing stockholders’ percentage equity ownership and, depending on the price at which they are issued, could be dilutive to the voting rights of existing stockholders and have a negative effect on the market price of the common stock. Current stockholders have no preemptive or similar rights.

We cannot provide assurances that any such transactions will be consummated on favorable terms or at all, that they will enhance stockholder value or that they will not adversely affect our business or the trading price of the common stock.

We have not proposed the increase in the number of authorized shares of common stock with the intention of using the additional authorized shares for anti-takeover purposes, but we would be able to use the additional shares to oppose a hostile takeover attempt or delay or prevent changes in control or our management. For example, without further stockholder approval, the Board could sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current Board. Although this proposal to increase the authorized number of shares of common stock has been prompted by business and financial considerations and not by the threat of any known or threatened hostile takeover attempt, stockholders should be aware that approval of this proposal could facilitate our future efforts to oppose changes in control and perpetuate our management, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

If our stockholders approve the increase in the number of authorized shares of common stock to 30,000,000, the Board will have authority to file with the Secretary of State of Delaware an amendment to our Certificate to designate an additional 15,000,000 shares of common stock. Upon approval and following such filing with the Secretary of State of the State of Delaware, the amendment will become effective on the date it is filed. The amendment proposed to Article IV of the Certificate (assuming approval of this Item Two) is attached to this proxy statement as Appendix A.

Neither Delaware law, our Certificate, nor our Amended and Restated Bylaws provides for appraisal or other similar rights for dissenting stockholders in connection with this proposal. Accordingly, our stockholders will have no right to dissent and obtain payment for their shares.

The Board of Directors recommends a vote “FOR” the amendment of Article IV of our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock.

AGENDA ITEM THREE

APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Grant Thornton LLP has served as our independent registered public accounting firm for the fiscal years ended December 31, 2008 and 2009, and upon the recommendation of the Audit Committee, the Board of Directors has selected Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010. See also “Audit Committee Disclosure” below.

A representative of Grant Thornton LLP will be present at the Annual Meeting and shall have the opportunity to make a statement and to respond to appropriate questions.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

ADDITIONAL INFORMATION

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Our Board of Directors has four standing committees: the Nominating and Corporate Governance Committee, the Audit Committee, the Compensation Committee, and the Special Transaction Committee. In accordance with the listing standards of The NASDAQ Stock Market LLC, the Board must consist of a majority of independent directors. The Board has determined that Messrs. Bleser, Clayton, Edwards, Huff and Thoele each satisfy the definition of “independent director” under these NASDAQ listing standards. In addition, Mr. Sack, who is not standing for re-election to the Board, was also determined to be independent. The Board performed a review to determine the independence of its members and made a subjective determination as to each of these independent directors that no transactions, relationships or arrangements exist that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director of the Company. In making these determinations, the Board reviewed the information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to the Company and its management.

Leadership Structure

Mr. Gerdes currently serves as the Chairman of the Board and as our Chief Executive Officer. The Board believes that the Chairman’s ability to preside over normal Board meeting business sessions does not limit the Board’s ability to have open exchanges of views and to address any issues the Board chooses, independently of the Chairman. In addition, much of the work of the Board is conducted through its committees. Mr. Gerdes is not a member of any of the committees of the Board.

We believe that the unified position of Chairman and Chief Executive Officer generally is in our best interests and serves to provide open and timely communication between the Board and management. At this time, we believe that there are a number of important advantages to combining the positions of Chairman and Chief Executive Officer. The Chief Executive Officer is the director most familiar with our business and industry and is best situated to lead discussions on important matters. Combining the Chairman and CEO positions creates a firm link between management and the Board and promotes the development and implementation of corporate strategy.

Although the Board does not have a lead independent director, executive sessions of the Board are chaired by the Chairman of the Nominating and Corporate Governance Committee, currently Mr. Clayton, who has extensive management and Board experience independent of his experience on our Board. Mr. Clayton and the independent directors set their own agenda for meetings in executive sessions and may consider any topic relevant to us and our business. We believe that regular, periodic, meetings held in executive session, in the absence of management members or management directors, provide the Board an adequate opportunity to review and address issues affecting management or the Company that require an independent perspective.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board (the “Nominating and Governance Committee”), which is comprised of Messrs. Clayton (Chairman), Bleser and Edwards, was established in May 2004 for the purposes of (i) assisting the Board in identifying qualified individuals to become members of the Board of Directors; (ii) determining the composition of the Board and its committees; (iii) monitoring the process to assess the effectiveness of the Board and its committees; and (iv) developing and implementing our corporate governance guidelines. Each of Messrs. Clayton, Bleser and Edwards is independent under existing NASDAQ listing standards.

The Nominating and Governance Committee:

•	considers written recommendations for director nominees submitted in a timely manner to our Secretary by our stockholders;

•	reviews all stockholder proposals submitted in a timely manner to us and recommends appropriate action on each such proposal to the Board;

•	leads the search for individuals qualified to become members of the Board and selects director nominees to be presented for approval by our stockholders;

•	recommends to the Board individuals to fill vacancies occurring from time to time on the Board;

•	reviews the Board’s committee structure and recommends to the Board for its approval directors to serve as members of each committee;

•	develops and recommends to the Board for its approval a set of corporate governance guidelines;

•	reviews all related party transactions and all potential conflicts of interest involving members of the Board or management and recommends appropriate action on each such matter to the Board;

•	monitors compliance with our existing Code of Business Conduct and Ethics Policy and considers any waiver of the provisions thereof;

•	advises the Board as a whole on corporate governance matters;

•	develops and recommends to the Board for its approval an annual self-evaluation process of the Board and its committees;

•	establishes and conducts (in conjunction with management) orientation programs for new directors; and

•	conducts or authorizes investigations regarding matters within the scope of the Committee’s functions.

The Nominating and Governance Committee will consider a candidate for director proposed by a stockholder. A candidate must be highly qualified and be both willing to serve and expressly interested in serving on the Board of Directors. A stockholder wishing to propose a candidate for the Nominating and Governance Committee’s consideration should forward the candidate’s name and information about the candidate’s qualifications to Transcend Services, Inc., One Glenlake Parkway, Suite 1325, Atlanta, Georgia, 30328, Attention: Corporate Secretary no later than December 13, 2010.

The Nominating and Governance Committee shall select individuals, including candidates proposed by stockholders, as director nominees who shall have the highest personal and professional integrity, who shall have demonstrated exceptional ability and judgment, and who shall be most effective, in conjunction with the other nominees to the Board of Directors, in collectively serving the long-term interests of the stockholders. We do not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Nominating and Governance Committee strives to nominate directors with a variety of complementary skills so that the Board as a whole will possess the appropriate talent, skills and expertise to oversee our business.

The Nominating and Governance Committee Charter is posted in the Investors section of our website at www.transcendservices.com. The Nominating and Governance Committee held four meetings during the year ended December 31, 2009.

Audit Committee

The Audit Committee is a separately-designated standing audit committee established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee, which is comprised of Messrs. Sack (Chairman), Bleser and Thoele, oversees our accounting and reporting processes, including the internal controls related to such processes, and the audits of our financial statements. Each of Messrs. Sack, Bleser and Thoele is independent under existing NASDAQ listing standards and SEC requirements. The Board has examined the SEC’s definition of “audit committee financial expert” and has determined that Mr. Sack and Mr. Bleser satisfy this definition. Mr. Sack was designated by the Board as an audit committee financial expert for fiscal year 2009. The Audit Committee Charter is posted in the Investors section of our website at www.transcendservices.com. The Audit Committee held nine meetings during the year ended December 31, 2009. See “Report of the Audit Committee” below.

Compensation Committee

The Compensation Committee, which is comprised of Messrs. Thoele (Chairman), Clayton, and Edwards, acts as administrator of our stock-based incentive plans and makes recommendations concerning the establishment of additional employee benefit plans for the employees and directors and compensation for our executive officers and directors. Each member of the Compensation Committee is independent under existing NASDAQ listing standards. The Compensation Committee Charter is posted in the Investors section of our website at www.transcendservices.com. The Compensation Committee held five meetings during the year ended December 31, 2009. See “Compensation Discussion and Analysis” and “Report of the Compensation Committee” below.

Special Transaction Committee

The Special Transaction Committee, which is comprised of Messrs. Edwards (Chairman), Bleser, and Clayton is convened from time to time at the request of the Board to review strategic opportunities for the Company, including acquisition opportunities, and make recommendations to the Board. The Special Transaction Committee did not meet during the year ended December 31, 2009.

Role in Risk Oversight

The Board receives an annual, in depth review of risks that may potentially affect us, as identified and presented by management, including all such risks reflected in our periodic filings. Additionally, the Board receives regular, quarterly updates on all such elements of risk. The Board may, and from time to time has, requested supplemental information and disclosure about any other specific area of interest and concern relevant to risks it believes are faced by us and our business.

Meetings

The Board held eight meetings during the year ended December 31, 2009. During the year ended December 31, 2009, each director attended more than 75% of the total number of meetings of the Board and committees on which he served. The independent members of the Board met in executive session at four of the eight meetings of the Board held during the year ended December 31, 2009. Although we do not have a formal policy regarding the directors’ attendance at annual meetings, all of our directors attended the last annual meeting of stockholders that was held on May 19, 2009.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

While the Board does not have a formal process for stockholders to send communications to the Board, each member of the Board is receptive to receiving such communications from stockholders. Stockholders may send communications to the attention of any director at our office address.

CODE OF BUSINESS CONDUCT AND ETHICS POLICY

Our Board adopted a Code of Business Conduct and Ethics Policy (the “Code of Ethics”) on February 10, 2003 and reviews it at least annually. The Code of Ethics applies to all of our directors, officers and employees and must be acknowledged in writing by our Chief Executive Officer and Chief Financial Officer. The Code of Ethics is posted in the Investors section of our website at www.transcendservices.com.

AUDIT COMMITTEE DISCLOSURE

Grant Thornton LLP served as our independent registered public accounting firm for the fiscal years ended December 31, 2009 and 2008. The Audit Committee and the Board recommends that the stockholders ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010. A representative of Grant Thornton LLP will be present at the Annual Meeting and shall have the opportunity to make a statement and to respond to appropriate questions.

Principal Accountant Fees and Services

The following table sets forth the aggregate fees billed to us by our principal accounting firm, Grant Thornton LLP, during the fiscal years ended December 31, 2009 and 2008.

	Year Ended December 31, 2009	Year Ended December 31, 2008
Audit Fees	$472,500	$140,000
Audit-Related Fees	16,000	32,000
Tax Fees	46,400	—
All Other Fees	—	—

Total Fees	$534,900	$172,000

In the above table, in accordance with applicable SEC rules:

•

“Audit Fees” are fees billed for professional services rendered by the independent auditors for the audit of our annual consolidated financial statements, review of consolidated financial statements included in our Form 10-Qs, the audit of our internal control over financial reporting and services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements. The 2009 fees also included fees billed for services performed by the independent auditors in relation to the Registration Statement on Form S-3 for our follow-on common stock offering in 2009.

•

“Audit-Related Fees” are fees billed for assurance and related services performed by the independent auditors that are reasonably related to the performance of the audit or review of our financial statements that are not reported above under “Audit Fees.” In 2008, these fees were for services performed in relation to the restatement of our 2007 Annual Report on Form 10-K. In 2009, these fees were for services performed for the audit of our 401(k) plan.

•

“Tax Fees” are fees billed for professional services rendered by the independent auditors for tax compliance, tax advice and tax planning. In 2009, these fees were for services performed for the filing of our 2008 tax returns and estimated payments for 2009.

Audit Committee’s Pre-approval Policies and Procedures

It is the policy of the Audit Committee to pre-approve all audit and permitted non-audit services proposed to be performed by our independent auditor. The Audit Committee reviewed and pre-approved all the services performed by Grant Thornton LLP. The process for such pre-approval is typically as follows: Audit Committee pre-approval is sought at one of the Committee’s regularly scheduled meetings following the presentation of information at such meeting detailing the particular services proposed to be performed. The authority to pre-approve non-audit services may be delegated by the Audit Committee to the Chairperson of the Audit Committee, who shall present any decision to pre-approve an activity to the full Committee at the first meeting following such decision. None of the services described above were approved by the Audit Committee pursuant to the exception provided by Rule 2-01(c)(7)(i)(C) under Regulation S-X.

The Audit Committee has reviewed the non-audit services provided by Grant Thornton LLP and has determined that the provision of such services is compatible with maintaining Grant Thornton LLP’s independence.

Report of the Audit Committee

The Audit Committee of the Board oversees our financial reporting on behalf of the Board. Management is responsible for the system of internal controls and for preparing financial statements. Our independent registered public accounting firm is responsible for expressing an opinion on the fair presentation of the financial statements in conformity with generally accepted accounting principles and the effectiveness of internal controls over financial reporting.

We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2009 included in the Company’s Annual Report on Form 10-K.

We have discussed with Grant Thornton LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, we have received and reviewed the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and have discussed with Grant Thornton LLP the auditors’ independence.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.

The foregoing report has been furnished by the Audit Committee of the Board of Directors of Transcend Services, Inc.

Sidney V. Sack, Chairman

Joseph G. Bleser

Charles E. Thoele

The foregoing report of the Audit Committee shall not be deemed to be incorporated by reference in any previous or future documents filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the report by reference in any such document.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 28, 2010, certain information with respect to all stockholders known to us to beneficially own more than five percent of our common stock, and information with respect to our common stock beneficially owned by each of our directors, each nominee for election as director, the current executive officers included in the Summary Compensation Table set forth under the caption “Executive Compensation,” and all of our directors and executive officers as a group. Unless otherwise indicated, the address of each beneficial owner is c/o Transcend Services, Inc., One Glenlake Parkway, Suite 1325, Atlanta, GA 30328. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to the common stock owned by them.

Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percentage Beneficially Owned (1)
Larry G. Gerdes	710,449	(2)	6.68%
Lance Cornell	112,000	(3)	1.06%
Susan McGrogan	312,283	(4)	2.96%
Leo Cooper	41,250	(5)	*
Joseph G. Bleser	38,046	(6)	*
Joseph P. Clayton	35,529	(7)	*
James D. Edwards	25,000	(8)	*
Walter S. Huff, Jr.	494,587	(9)	4.70%
Sidney V. Sack	15,000	(10)	*
Charles E. Thoele	44,082	(11)	*
Essex Investment Management Company, LLC	761,188	(12)	7.26%
Gilder, Gagnon, Howe & Co. LLC	610,177	(13)	5.82%
Federated Investors, Inc. and affiliates	542,212	(14)	5.17%
All Directors and Executive Officers as a group (10 persons)	1,828,226	(15)	16.69%

*	Represents less than 1%

(1)	“Beneficial Ownership” includes shares for which an individual, directly or indirectly, has or shares voting or investment power or both and also includes shares of common stock underlying options to purchase common stock which are exercisable within 60 days of February 28, 2010, which date is most practicable for determining beneficial ownership (the “Ownership Date”). Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended. The ownership percentages of the beneficial owners listed are based upon 10,489,182 shares of common stock outstanding as of February 28, 2010 plus options for each individual which are currently exercisable or exercisable within 60 days of the Ownership Date.

(2)

Includes 25,000 shares of unvested restricted stock; 32,720 shares held by Mr. Gerdes’ spouse; 8,000 shares held by the Gerdes Family Partnership LP of which Mr. Gerdes is the General Partner; 2,779 shares held by an investment partnership for which Mr. Gerdes has a 1/9th interest; and 147,500 shares of common stock that may be acquired by Mr. Gerdes upon the exercise of stock options exercisable within 60 days of the Ownership Date.

(3)	Includes 15,000 shares of unvested restricted stock; 1,000 shares held by Mr. Cornell’s spouse and 95,000 shares of common stock that may be acquired by Mr. Cornell upon the exercise of stock options exercisable within 60 days of the Ownership Date.

(4)	Includes 20,000 shares of unvested restricted stock and 63,751 shares of common stock that may be acquired by Ms. McGrogan upon the exercise of stock options exercisable within 60 days of the Ownership Date.

(5)	Includes 15,000 shares of unvested restricted stock and 26,250 shares of common stock that may be acquired by Mr. Cooper upon the exercise of stock options exercisable within 60 days of the Ownership Date.

(6)	Includes 20,000 shares of common stock that may be acquired by Mr. Bleser upon the exercise of stock options exercisable within 60 days of the Ownership Date.

(7)

Includes 2,779 shares held by an investment partnership in which Mr. Clayton has a 1/9th interest and shares voting power and 30,000 shares of common stock that may be acquired by Mr. Clayton upon the exercise of stock options exercisable within 60 days of the Ownership Date.

(8)	Includes 15,000 shares of common stock that may be acquired by Mr. Edwards upon the exercise of stock options exercisable within 60 days of the Ownership Date.

(9)	Includes 12,837 shares held by April B. Huff Family Trust; 14,000 shares held by Grandchild’s Education Trust and 25,000 shares of common stock that may be acquired by Mr. Huff upon the exercise of stock options exercisable within 60 days of the Ownership Date.

(10)	Includes 15,000 shares of common stock that may be acquired by Mr. Sack upon the exercise of stock options exercisable within 60 days of the Ownership Date.

(11)	Includes 19,082 shares held by the Charles E. Thoele Lifetime Trust and 25,000 shares of common stock that may be acquired by Mr. Thoele upon the exercise of stock options exercisable within 60 days of the Ownership Date.

(12)

Based upon information set forth in a Schedule 13G filed with the SEC on January 25, 2010 by Essex Investment Management Company, LLC (“Essex”) reporting sole power of Essex to vote or direct the vote of 737,788 shares and sole power to dispose or direct the disposition of 761,188 shares. The address of Essex is 125 High Street, 29th Floor, Boston, MA 02110.

(13)

Based upon information set forth in a Schedule 13G filed with the SEC on January 11, 2010 by Gilder, Gagnon, Howe & Co. LLC (“GGHC”) reporting sole power of GGHC to vote or direct the vote of and sole power to dispose or direct the disposition of 2,415 shares and shared power of GGHC to dispose or direct the disposition of 607,762 shares. The shares reported include 580,337 shares held in customer accounts over which partners and/or employees of GGHC have discretionary authority to dispose of or direct the disposition of the shares, 27,425 shares held in accounts owned by the partners of GGHC and their families, and 2,415 shares held in the account of the profit-sharing plan of GGHC. The address of GGHC is 1775 Broadway, 26th Floor, New York, NY 10019.

(14)	Based upon information set forth in a Schedule 13G filed with the SEC on February 10, 2010 by Federated Investors, Inc. (“Federated”), Voting Shares Irrevocable Trust (the “Trust”), John F. Donahue (“JFD”), Rhodora J. Donahue (“RJD”) and J. Christopher Donahue (“JCD”) reporting sole power of each of Federated and the Trust to vote or direct the vote of and dispose or direct the disposition of 542,212 shares and shared power of each of JFD, RJD and JCD to vote or direct the vote of and dispose or direct the disposition of 542,212 shares . Federated is the parent holding company of Federated Equity Management Company of Pennsylvania and Federated Global Investment Management Corp. (the “Investment Advisors”), which act as investment advisers to registered investment companies and separate accounts that own shares of the Common Stock (the “Reported Securities”). The Investment Advisors are wholly owned subsidiaries of FII Holdings, Inc., which is a wholly-owned subsidiary of Federated. All of Federated’s outstanding voting stock is held in the Trust for which JFD, RJD and JCD act as trustees (collectively, the “Trustees”). Federated, the Trust and the Trustees expressly disclaim beneficial ownership of the Reported Securities. The address of Federated, the Trust, JFD, RJD and JCD is Federated Investors Tower, Pittsburgh, PA 15222.

(15)	Includes 459,704 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days of the Ownership Date.

EXECUTIVE OFFICERS

Certain information regarding our executive officers is set forth below. Our executive officers are chosen by and serve at the discretion of the Board.

NAME	AGE	POSITION WITH THE COMPANY
Larry G. Gerdes	61	Chairman of the Board and Chief Executive Officer
Lance Cornell	44	Chief Financial Officer, Chief Accounting Officer, Treasurer and Corporate Secretary
Susan McGrogan	43	President and Chief Operating Officer
E. Leo Cooper	63	Executive Vice President of Sales and Marketing

Larry G. Gerdes has served as our Chairman of the Board since May 2000, as a Director since June 1985, as our Chief Executive Officer since May 1993 and as President from April 1, 2005 through August 2009 and from 1985 until December 8, 2003. From September 16, 2000 through December 31, 2003, Mr. Gerdes also served as our Chief Financial Officer. In addition, Mr. Gerdes served as Secretary of the Company between September 16, 2000 and May 22, 2001. From 1991 to 1993, Mr. Gerdes was a private investor and from May 1992 until January 1995, Mr. Gerdes was the Chairman of the Board of Directors of Bottomley and Associates, which merged with us in 1995. Prior to 1991, Mr. Gerdes held various executive positions with HBO & Company, a healthcare information technology company, including Chief Financial Officer and Executive Vice President. Mr. Gerdes serves as a member of the Board of Directors, Chairman of the Finance Committee and member of the Audit, Compensation and Governance Committees of the CME Group (NYSE, NASDAQ: CME), a futures and future-options exchange. Mr. Gerdes also serves on the Board of Directors of Alliance Healthcard, Inc., a provider of consumer discount membership plans (OTC: ALHC.OB). Mr. Gerdes serves on the Board of Directors of the J. Kyle Braid Leadership Foundation and is a member of the Dean’s Advisory Council for the Kelley School of Business at Indiana University.

Lance Cornell has served as our Chief Financial Officer, Chief Accounting Officer, Treasurer and Secretary since November 1, 2005. Prior to joining us, Mr. Cornell served as Chief Financial Officer beginning November 2000 at Facility Resources, Inc., a private facilities management outsourcing firm. From 1998-2000, Mr. Cornell served in Chief Financial Officer and Sr. Vice President of Business Development roles at InfoCure, a publicly traded physician practice management software company, and one of its successors, VitalWorks. From 1992-1998, he served in several financial positions, including Vice President and Corporate Controller, at HBO & Company, a healthcare information technology company Mr. Cornell began his career in accounting at Baxter, a global medical products and services company. He is a licensed Certified Public Accountant and holds a Bachelor of Science degree in finance from the University of Colorado.

Susan McGrogan has served as our President since August 2009, as our Chief Operating Officer since February 2, 2007 and Senior Vice President of Operations between August 8, 2006 and February 2, 2007. Ms. McGrogan joined us on January 31, 2005 upon our acquisition of Medical Dictation, Inc. Prior to joining us, Ms. McGrogan was President of Medical Dictation, Inc. from May 2003 to January 31, 2005. Ms. McGrogan holds a Bachelor of Science degree from the University of Florida and a Master of Business Administration from the University of Georgia.

E. Leo Cooper has served as our Executive Vice President of Sales and Marketing since January 18, 2008. Prior to joining us, Mr. Cooper was Vice President of Sales and Marketing for White Plume Technologies, a healthcare software company, from 2003 to 2007. Prior to that, Mr. Cooper was Senior Vice President of Sales and Marketing at Payformance and SOURCECORP, companies which provide processing and software solutions for healthcare and other industries. From 1997 to 1999, Mr. Cooper served as our Executive Vice President of Sales and Marketing. Mr. Cooper spent the first ten years of his career at Xerox in a variety of sales roles. He has a Bachelors Degree in Business Administration from the University of Georgia.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee operates pursuant to a written charter adopted by the Board of Directors. The Charter is posted in the Investors section of our website at www.transcendservices.com. The Compensation Committee reviews and reassesses the adequacy of its charter on an annual basis. The Compensation Committee is responsible for reviewing and approving all compensation and awards to those of our executive officers listed in the Summary Compensation Table below (the “Named Executive Officers”), which include the Chief Executive Officer, Chief Financial Officer, President and Chief Operating Officer, and Executive Vice President of Sales and Marketing. The Compensation Committee also assesses our compensation policies and practices for all employees and provides input to management on whether the compensation arrangements for our executives incentivize unnecessary and excessive risk taking.

Overall Philosophy

Our executive compensation program is designed to attract, motivate and retain qualified executives, reward outstanding performance and results and align management’s incentives with the interests of our stockholders. We believe that our executive officers should be motivated by our performance as well as their individual performance.

To accomplish these objectives, our executive compensation program includes three underlying components: base salary, short-term cash incentives and long-term equity-based incentives. The following sections describe the process of setting executive compensation, the compensation elements, how these elements are determined, why we choose to pay each element and how each element relates to our overall compensation philosophy.

Compensation Process

During 2009, our Chief Financial Officer (“CFO”) conducted a survey of salaries and bonuses paid to executive officers by our publicly traded competitors and other public companies in similar industries. The competitors were MedQuist Inc., Eclipsys Corporation, Spheris Inc. and Nuance Communications, Inc. These competitors had revenues significantly in excess of ours, but based on industry similarities, management believed it was appropriate to compare each of these competitors’ executive compensation. The other public companies surveyed were A.D.A.M., Inc., AMICAS, Inc., Health Grades, Inc., HealthStream, Inc., MedAssets, Inc., Mediware Information Systems, Inc., Merge Healthcare Incorporated, and Omnicell, Inc. These companies were chosen because they were in similar industries and, except for MedAssets, Inc., and Omnicell, Inc., their annual revenues were similar to ours.

The CFO also compared our executive officers’ compensation, including base salaries, other short-term cash compensation and long-term equity-based incentives to a 2009 executive compensation survey performed by a national consulting firm. The survey results were adjusted using a regression analysis on the data to more closely approximate companies with annual revenue similar to ours. The CFO specifically reviewed the results for “all organizations” and organizations categorized under “general business services”. There were over 1,000 companies included in the “all organizations” category and approximately 40 in the “general business services” category. The CFO then discussed the results of this survey and the internally conducted survey of other public companies with our Chief Executive Officer (“CEO”). The CEO and CFO also reviewed internal pay equity between executive officers, taking into account such factors as individual performance against objectives and scope of responsibility. The CEO and CFO then presented their recommendations to the Compensation Committee on January 5, 2010, along with the surveys, the CEO’s review of the performance of our executives (other than himself) and the CFO’s analysis of the financial position of the Company and its performance against objectives. The Compensation Committee reviewed the CEO’s and CFO’s recommendations, discussed the individual performance of each of the executive officers, including the CEO, and corporate performance against stated objectives and approved the recommendations as described below. Neither the Board nor the Compensation Committee retained a compensation consultant during 2009.

Base Salary

We provide our executive officers, including our Named Executive Officers, with a base salary designed to attract and retain qualified executives and compensate them on a basis consistent with their peers in competitive companies relative to their skills, professional status, experience and contributions. Management and the Compensation Committee review base salary levels annually and compare our base salaries to salaries of our competitors and other public companies with similar annual revenues in similar industries. We have no specific percentile or range within which we target our executive officers’ base salaries in relation to our competitors. Based on the 2009 executive compensation survey results, our executive officers’ base compensation falls within either the 25th percentile or median of the ranges. We want our executive officers’ base salaries to be reasonable in relation to our peers, but not in excess of our competitors.

On January 5, 2010, based on the recommendations of management, the Compensation Committee approved increases in base salary to Mr. Gerdes, Mr. Cornell, and Ms. McGrogan to amounts comparable to those reported in the compensation surveys. Mr. Gerdes’ base salary increased by $25,000, or 7.9%, to $340,000 from $315,000; Mr. Cornell’s base salary increased by $15,000, or 7.5%, to $215,000 from $200,000; and Ms. McGrogan’s base salary increased, in part to recognize her promotion to President in 2009, by $25,000, or 10.0%, from $250,000 to $275,000. Mr.Cooper’s base salary was not increased from his 2009 base salary of $190,000.

Short-Term Cash Incentives

We award cash incentives to executive officers, including our Named Executive Officers, who meet short-term performance objectives that are based on a combination of corporate and individual performance. Our objective is that short-term cash incentives will represent a maximum of 50%-100% of each executive officer’s base salary. In 2009, the maximum short-term cash incentives potential was 60% of base salary for each of Mr. Gerdes, Mr. Cornell and Ms. McGrogan. This percentage remains unchanged for 2010 for these three Named Executive Officers. In 2009, the maximum short-term cash incentives potential for Mr. Cooper was $20,000 plus 1% of first year revenue for new sales. In 2010, the maximum short-term cash incentives potential for Mr. Cooper is $60,000 plus up to 1% of first year revenue for new sales. We believe that this is consistent with our survey data and is sufficient to attract and retain talented individuals.

Corporate performance objectives typically represent 75%-100% of total potential cash incentives for each Named Executive Officer. The performance of each Named Executive Officer was and will be measured against two or more of the following corporate performance objectives for 2009 and 2010 (except where otherwise noted):

•	customer retention;

•	sales;

•	accounts receivable days outstanding (2009 only);

•	gross profit as a percentage of revenue;

•	EBITDA as a percent of revenue;

•	acquisitions; and

•	earnings per share.

Individual performance objectives typically represent 0%-25% of total potential cash incentives for each Named Executive Officer. Measurement of achievement of such objectives is more subjective and discretionary than measurement of achievement of corporate performance objectives.

Corporate and individual objectives are proposed by management, approved by the Compensation Committee either late in the fourth quarter or during the first quarter of each year and given to each executive officer in writing near the beginning of the fiscal year. Each objective is weighted and typically has a threshold, target and stretch level. Below the threshold, no cash incentive payment is earned. For 2010, at the threshold, 50% of the target cash incentive is earned. At target, 100% of the target cash incentive is earned. At stretch, 120% of the target cash incentive is earned. The performance by each individual (other than the CEO) against those objectives is evaluated at the end of the year by the CEO and reviewed with the Compensation Committee. The Compensation Committee evaluates the CEO’s performance against his individual objectives. Management believes cash incentives motivate our executive officers to achieve outstanding performance and help our executive officers focus their time and efforts in the areas that management believes will be most conducive to meeting its overall short-term objectives, and still provide the executive officers incentives to work on other areas that need improving outside of the objectives outlined in their goals.

For 2010, we believe that it is more likely than not that our executive officers will achieve at least one or more of their short-term performance objectives, but it is also more likely than not that they will not maximize all of their performance objectives simultaneously. The CEO and Compensation Committee typically do not use discretion in determining the level of award for performance against corporate performance objectives since performance against these objectives can be measured with specificity.

On December 15, 2008, the Compensation Committee approved cash incentive payments for the Named Executive Officers which payments were made in recognition of fiscal 2008 performance on January 31, 2009 as follows: $132,500 to Mr. Gerdes, $90,000 to Mr. Cornell, $100,000 to Ms. McGrogan and $40,000 to Mr. Cooper. For Mr. Gerdes and Mr. Cornell, the amount of cash incentives was based on earnings per share, cash flow from operations, acquisitions and individual performance objectives. For Ms. McGrogan, the amount of cash incentive award was based on customer retention, gross profit as a percentage of revenue, earnings per share and individual performance objectives. For Mr. Cooper, the amount of cash incentive award was based on sales and earnings per share. In 2008, we achieved our customer retention, gross profit as a percentage of revenue and earnings per share goals. We partially achieved our cash flow and acquisition goals, but did not achieve our sales goals. The total cash incentive payments paid above include discretionary bonuses approved by the Board of $7,612 for Mr. Gerdes, $18,850 for Mr. Cornell and $15,233 for Ms. McGrogan. See the following section, Allocation of Compensation Elements, for a discussion of how total compensation awards were allocated.

In the first quarter of 2010, the Compensation Committee approved cash incentive payments for the Named Executive Officers which payments were made in recognition of fiscal 2009 performance on January 31, 2010 as follows: $43,155 to Mr. Gerdes, $44,000 to Mr. Cornell and $53,000 to Ms. McGrogan. Mr. Cooper did not receive a cash incentive payment other than commission on new sales. For Mr. Gerdes, the amount of cash incentives was based on earnings per share, customer retention, sales, acquisitions and individual performance objectives. For Mr. Cornell, the amount of cash incentives was based on earnings per share, accounts receivable days sales outstanding, acquisitions and individual performance objectives. For Ms. McGrogan, the amount of cash incentive award was based on earnings per share, customer retention, gross profit as a percentage of revenue, and individual performance objectives. In 2009, we achieved our accounts receivable days sales outstanding goal. We partially achieved our customer retention and acquisition goals, but did not achieve our earnings per share and sales goals. See the following section, Allocation of Compensation Elements, to see how total compensation awards were allocated.

Long-Term Equity-Based Incentives

Long-term incentive compensation consists of equity-based compensation such as stock options or restricted stock awards that vest over a period of time. We believe this vesting period motivates our executive officers, including our Named Executive Officers, to focus their efforts on our long-term goals and aligns the executive officers’ interests with our stockholders’ interests since the ultimate value of such compensation is linked directly to the price of our stock. In 2009, we approved a new stock-based incentive plan, the 2009 Stock Incentive Plan, in order to increase the number of shares available for stock-based awards to our employees and directors.

We rely primarily on stock options and restricted stock awards to provide long-term incentive compensation to our executive officers, including our Named Executive Officers. Stock options typically have a ten-year term before expiration and are generally exercisable 25% per year on the grant date anniversary. Executive officers must be employed by us at the time of vesting in order for the options to vest. The exercise price of the options is based on the closing stock price on the date of grant. Our philosophy does not allow for repricing of stock options or for stock option grants made below market value on the date of grant. Vesting of the restricted stock awards is performance based over four years. Executives must be employed by us at the time of vesting in order to receive the shares.

We have not set a pre-determined range of long-term incentive compensation as a percentage of total compensation for any particular performance period. Instead, long-term incentives are awarded based on a combination of all of the following factors: past individual and corporate performance, the value of cumulative long-term incentive awards and the impact of potential dilution from new awards to existing shareholders. In addition, we do not have a pre-determined calendar schedule for the award of long-term incentive compensation to our Named Executive Officers. The Compensation Committee does not make such awards during periods in which the Named Executive Officers have material non-public information about the Company. In 2009, the Board granted restricted stock to the Named Executive Officers in the following amounts; 25,000 shares to Mr. Gerdes, 15,000 shares to Mr. Cornell, 20,000 shares to Ms. McGrogan and 15,000 shares to Mr. Cooper.

Broad-Based Benefits

We provide a broad range of employee benefits to our executive officers and full-time employees, including health, disability and life insurance, paid personal time off, paid holidays and a 401(k) retirement plan. There is no difference between the cost of and benefits provided under our broad-based benefit plans to our Named Executive Officers compared to other full-time employees.

Allocation of Compensation Elements

For 2009, the mix of performance incentives and long-term incentives was determined with consideration of the data obtained in the two surveys discussed above and our performance and cash position, with the overall goal of awarding short-term cash incentives totaling a maximum of 50%-100% of each individual’s base salary. We have no pre-determined percentage of total compensation related to the award of long-term equity-based incentives. As a percentage of base salary, cash incentives paid and the value of equity awards granted in 2009 were as follows:

Name	2009 Annual Salary (1)	Incentive Awards (2)	Value of Option Awards	Value of Stock Awards (3)	Total Value of Awards Granted in 2009	Percentage of Total Awards to Salary
Larry G. Gerdes	$315,000	$43,155	$—	$406,500	$449,655	142.7%
Lance Cornell	200,000	44,000	—	243,900	287,900	144.0%
Susan McGrogan	250,000	53,000	—	325,200	378,200	151.3%
Leo Cooper	190,000	78,683	—	243,900	322,583	169.8%

(1)	Salaries effective throughout 2009.

(2)	Cash incentive awards paid on January 30, 2010, except for Mr. Cooper who was paid commission as earned in 2009.

(3)	Performance based restricted stock granted on August 13, 2009.

Employment Agreements and Severance Agreements

Our philosophy is to enter into executive officer employment contracts and retention agreements based on the particular facts and circumstances involved in the individual employment relationship. The terms of any such agreements are approved by the Compensation Committee. We do not currently have employment agreements with any of our executive officers, including our Named Executive Officers, and do not have any severance agreements other than with Mr. Cornell, who is due six months of severance in the event he is no longer the Chief Financial Officer upon a change of control of the Company.

For purposes of our agreements, we use the definition of “change of control’ as outlined in our 2009 Stock Incentive Plan. A “change of control” is defined in the 2009 Stock Incentive Plan as either of the following:

a)	any transaction or series of transactions pursuant to which the Company sells, transfers, leases, exchanges or disposes of substantially all (at least eighty-five percent (85%)) of its assets for cash or property, or for a combination of cash and property, or for other consideration; or

b)	any transaction pursuant to which persons who are not current stockholders of the Company acquire by merger, consolidation, reorganization, division or other business combination or transaction, or by a purchase of an interest in the Company, an interest in the Company so that after such transaction, the stockholders of the Company immediately prior to such transaction no longer have a controlling (fifty percent (50%) or more) voting interest in the Company.

In the event of a change of control, and if the agreement effectuating the change of control does not provide for the assumption or substitution of all of our outstanding options, with respect to any stock options awarded under the stock incentive plans, the Compensation Committee, in its sole discretion, may, take any or all of the following actions: (i) accelerate the vesting and/or exercisability of any such option, (ii) cancel any such option that is not vested and/or which has not become exercisable as of the date of the change of control, (iii) cancel any such option in exchange for cash or property, (iv) provide the holder with an opportunity to exercise the option prior to the effective date of the effective date of the change of control, or (v) cancel any such option and notify the holder if the fair market value of the shares of that could be purchased under the options does not exceed the aggregate exercise price of the options. In the case of restricted stock awards, in the event of a change of control, with respect to any awards issued under the stock incentive plans, the Compensation Committee, in its sole discretion, may, take any or all of the following actions: (i) accelerate the vesting and/or exercisability of any such award, (ii) cancel any such award that is not vested and/or which has not become exercisable as of the date of the change of control, (iii) cancel any such award in exchange for cash or property, (iv) provide the holder with an opportunity to exercise the award prior to the effective date of the effective date of the change of control, or (v) cancel any such award and notify the holder if the fair market value of the shares that could be purchased under the award does not exceed the aggregate exercise price of the award.

If a change of control had occurred on December 31, 2009, and the Compensation Committee had elected to accelerate the vesting and/or exercisability of options held by the Named Executive Officers, the table below shows the number of options that would become exercisable for each Named Executive Officer.

Officer	Unexercisable Options at 12/31/09	Option Exercise Price	Option Cash Value at 12/31/09 (1)
Larry G. Gerdes	12,500	$3.40	$224,625
	15,000	9.98	170,850

Lance Cornell	12,500	3.40	224,625
	15,000	9.98	170,850
	11,250	11.06	115,988
	11,250	11.75	108,225

Sue McGrogan	7,500	3.40	134,775
	15,000	9.98	170,850
	11,250	11.06	115,988
	22,499	11.75	216,440

Leo Cooper	30,000	10.32	331,500
	11,250	11.06	115,988
	7,500	11.75	72,150

(1)	Based on a closing market price of $21.37 on December 31, 2009.

In addition, based upon our severance agreement with Mr. Cornell, upon a change of control resulting in his termination, he would have been due a severance payment of $100,000 based on his approved 2009 annual salary of $200,000.

Retirement Plan

We offer each employee, including our Named Executive Officers, the opportunity to participate in our 401(k) plan. Employees may contribute up to the maximum allowed by the Internal Revenue Service. We may elect to match a portion of their contributions. During 2009, we made $171,000 of matching cash contributions to our employees and executive officers, including our Named Executive Officers.

Perquisites

Other than the compensation elements described above, we do not provide any other benefit to our executive officers that would qualify as a perquisite for purposes of this Compensation Discussion and Analysis.

Accounting and Tax Considerations

We account for stock compensation in accordance with FASB ASC Topic 718 – Compensation – Stock Compensation. As such, the fair value of options calculated in accordance with the Black-Scholes-Merton valuation model is expensed as compensation cost over the period of service related to the options (typically the vesting period).

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals, unless the compensation is performance-based. The Company has no individuals with non-performance based compensation paid in excess of the Internal Revenue Code Section  162(m) tax deduction limit.

REPORT OF THE COMPENSATION COMMITTEE

We have reviewed and discussed the above Compensation Discussion and Analysis with the Company’s management.

Based on such review and discussions, we recommended to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Except for the Annual Report on Form 10-K described above, this Report is not incorporated by reference into any of the Company’s previous or future filings with the SEC, unless any such filing explicitly incorporates this Report.

The Compensation Committee

Charles E. Thoele, Chairman

Joseph P. Clayton

James D. Edwards

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table provides certain summary information for the years ended December 31, 2009, 2008 and 2007 concerning compensation paid or accrued by us to or on behalf of our Chief Executive Officer, Chief Financial Officer and the other executive officers whose total compensation exceeded $100,000 during the year ended December 31, 2009 (the “Named Executive Officers”).

Name & Principal Position	Year	Salary ($)	Stock Awards (1)(2) ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation (3) ($)	All Other Compensation (4)	Total ($)
Larry Gerdes	2009	$315,000	$406,500	$—	$43,155	$—	$764,655
Chief Executive Officer	2008	265,000	—	70,000	132,500	—	467,500
	2007	250,000	—	—	87,500	—	337,500

Lance Cornell	2009	200,000	243,900	—	44,000	5,450	493,350
Chief Financial Officer	2008	180,000	—	196,450	90,000	4,740	471,190
	2007	170,000		—	59,500	—	229,500

Susan McGrogan (5)	2009	250,000	325,200	—	53,000	2,417	630,617
President and Chief Operating Officer	2008	200,000	—	261,100	100,000	2,167	563,267
	2007	150,000		—	75,000	—	225,000

Leo Cooper (6)	2009	190,000	243,900	—	89,558	—	523,458
Executive Vice President Sales & Marketing	2008	157,500	—	249,700	79,375	—	486,575

(1)	The amounts in this column represent the aggregate grant date fair value of the stock awards or stock options awarded to the Named Executive Officer, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC 718”), and does not take into account any estimated forfeitures. Assumptions used in the calculation of the grant date fair value are set forth in Note 13 to our consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

(2)	Stock awards for 2009 are performance based stock awards that vest in four equal 25% increments from March 2010 through March 2013. These valuations assume maximum awards and exclude the impact of forfeiture.

(3)	The amounts in this column for 2009 were paid to the Named Executive Officers in the first quarter of 2010 and represent annual incentive payments with respect to 2009 performance. The amounts in this column for 2008 were paid to the Named Executive Officers in January 2009 and represent annual incentive payments with respect to 2008 performance. The amounts in this column for 2007 were paid to the Named Executive Officers in January 2008 and represent annual incentive payments with respect to 2007 performance. For Mr. Cooper, amounts in this column include commissions earned.

(4)	The amounts in this column represent Company match of 401(k) contributions.

(5)	Ms. McGrogan was appointed Chief Operating Officer in February 2007 and President in August 2009. She served as Senior Vice President—Operations between August 2006 and February 2007.

(6)	Mr. Cooper was hired as Executive Vice President—Sales & Marketing in January 2008.

2009 GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information regarding each grant of an award made to a Named Executive Officer during the year ended December 31, 2009 under any plan.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards (#) (1)			Grant Date Fair Value of Stock and Option Awards (2)
		Threshold	Target	Maximum
Larry Gerdes	August 13, 2009	—	25,000	—	$406,500
Lance Cornell	August 13, 2009	—	15,000	—	$243,900
Sue McGrogan	August 13, 2009	—	20,000	—	$325,200
Leo Cooper	August 13, 2009	—	15,000	—	$243,900

(1)	Represents the number of shares of performance-based restricted stock granted under the 2009 Stock Incentive Plan. These awards vest in four equal 25% increments from March 2010 through March 2013. The vesting is all or nothing based on achieving a target goal. For a detailed discussion of the performance-based restricted stock, see “Compensation Discussion and Analysis—Overall Philosophy—Long-Term Equity-Based Incentives” above.

(2)	The grant date fair value of each share is calculated using the average of the grant date high and low stock price and excludes the projected impact of forfeitures.

Additional discussion regarding material factors that may be helpful in understanding the information included in the Summary Compensation Table and Grants of Plan-Based Awards table is included above under “Compensation Discussion and Analysis.”

OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR END

The following table provides certain information regarding the total number of equity awards outstanding as of December 31, 2009 for each of the Named Executive Officers.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (10)
Larry G. Gerdes (1)(2)(3)(9)	100,000	—	4.15	12/24/2013
	37,500	12,500	3.40	12/15/2016
	5,000	15,000	9.98	3/12/2018
					25,000	534,250

Lance Cornell (2)(3)(4)(5)(6)(9)	40,000	—	2.10	11/1/2015
	37,500	12,500	3.40	12/15/2016
	5,000	15,000	9.98	3/12/2018
	3,750	11,250	11.75	7/29/2018
	3,750	11,250	11.06	11/10/2018
					15,000	320,550

Sue McGrogan (2)(3)(4)(5)(7)(9)	15,000	—	2.95	1/31/2015
	5,000	—	2.00	11/10/2015
	22,500	7,500	3.40	12/15/2016
	5,000	15,000	9.98	3/12/2018
	7,501	22,499	11.75	7/29/2018
	3,730	11,250	11.06	11/10/2018
					20,000	427,400

Leo Cooper (4)(5)(8)(9)	10,000	30,000	10.32	2/18/2018
	2,500	7,500	11.75	7/29/2018
	3,730	11,250	11.06	11/10/2018
					15,000	320,550

(1)	Mr. Gerdes was issued 100,000 non-qualified stock options on December 24, 2003.

(2)	Mr. Gerdes, Mr. Cornell, and Ms. McGrogan were each granted stock options on December 15, 2006 that vest 25% per year.

(3)	Mr. Gerdes, Mr. Cornell, and Ms. McGrogan were each granted incentive stock options in a single grant on March 12, 2008 that vest 25% per year.

(4)	Mr. Cornell, Ms. McGrogan and Mr. Cooper were each granted incentive stock options in a single grant on July 29, 2008 that vest 25% per year.

(5)	Mr. Cornell, Ms. McGrogan and Mr. Cooper were each granted incentive stock options in a single grant on November 10, 2008 that vest 25% per year.

(6)	Mr. Cornell was granted 50,000 incentive stock options on November 1, 2005.

(7)	Ms. McGrogan was granted 15,000 incentive stock options on January 31, 2005 and 5,000 incentive stock options on November 10, 2005.

(8)	Mr. Cooper was granted 40,000 incentive stock options on February 18, 2008 that vest 25% per year.

(9)	Mr. Gerdes, Mr. Cornell, Ms. McGrogan and Mr. Cooper were each granted shares of performance-based restricted stock on August 13, 2009 that vest in four equal 25% increments from March 2010 through March 2013.

(10)	Market value is calculated using the closing stock price on December 31, 2009 of $21.37 per share.

2009 DIRECTOR COMPENSATION

The following table provides all information regarding all compensation for our non-employee directors for the year ended December 31, 2009:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)(2)	Total
Joseph G. Bleser	$22,500	$15,850	$38,350
Joseph P. Clayton	22,000	15,850	37,850
James D. Edwards	22,000	15,850	37,850
Walter S. Huff, Jr.	19,000	15,850	34,850
Sidney V. Sack	26,000	15,850	41,850
Charles E. Thoele	23,750	15,850	39,600

(1)	The amounts shown in this column represent the aggregate grant date fair value (calculated in accordance with the FASB ASC 718) with respect to awards made during 2009. The assumptions upon which the amounts in this column are based are set forth in Note 13 to our consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009. No non-employee director forfeited any stock awards during 2009.

(2)	At December 31, 2009, the aggregate number of shares subject to outstanding and unexercised options was: Mr. Bleser 25,000 shares; Mr. Clayton 35,000 shares; Mr. Edwards 20,000 shares; Mr. Huff 30,000 shares; Mr. Sack 20,000 shares; and Mr. Thoele 30,000 shares.

COMPENSATION OF DIRECTORS

In accordance with its charter, the Nominating and Governance Committee is responsible for reviewing compensation for directors serving on the Board and its committees. For their first term of service, newly appointed non-management directors are awarded a non-qualified option to purchase 10,000 shares of the our common stock at a per share exercise price equal to the fair market value per share on the date of grant that vests 100% on the first anniversary of the grant date. Non-management directors that are re-elected to the Board are awarded non-qualified options to purchase 5,000 shares of our common stock at a per share exercise price equal to the fair market value per share on the date of grant that vests 100% on the first anniversary of the grant date. On May 19, 2009, Messrs. Bleser, Clayton, Edwards, Huff, Sack and Thoele were each granted a ten-year option to purchase 5,000 shares of the our common stock at an exercise price of $13.04 per share with a vesting date of May 19, 2010. In addition, each non-management director receives (i) a cash retainer of $3,500 per quarter with the exception of the Chairman of the Audit Committee whose cash retainer is $4,500 per quarter; (ii) a $1,000 fee for participating in each meeting of the Board, other than telephonic meetings for which the fee is $500 per meeting; (iii) a $500 fee for participating in each meeting of a Committee of the Board that is not concurrent with a meeting of the Board and (iv) a $250 fee for participating in each meeting of a Committee of the Board that is concurrent with a meeting of the Board. No fees are paid to Mr. Gerdes, the Chairman of the Board, who is also our Chief Executive Officer.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee was comprised of Messrs. Thoele (Chairman), Clayton and Edwards. None of the current members of the Compensation Committee has ever served as an officer or employee of the Company or had any relationship during fiscal 2009 that would be required to be disclosed pursuant to Item 404 of Regulation S-K. No interlocking relationships exist between the Company’s current Board of Directors or Compensation Committee and the board of directors or compensation committee, or other committee serving an equivalent function, of any other company.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about our common stock that may be issued upon the exercise of stock options or other stock-based awards under all of our existing equity compensation plans, including the 1992 Stock Option Plan, 2001 Stock Option Plan, 2003 Stock Incentive Plan, 2005 Stock Incentive Plan, 2007 Stock Incentive Plan and 2009 Stock Incentive Plan as of December 31, 2009.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	863,517	$7.75	275,924
Equity compensation plans not approved by security holders	0	N/A	0
Total	863,517	$7.75	275,924

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Code of Ethics addresses any conflicts of interests on the part of any employee that might cast doubt on an employee’s ability to act objectively when representing us. In addition to setting guidelines, the Code of Ethics provides that each potential conflict of interest will be reviewed and the final decision as to the existence of a conflict made by our Chief Executive Officer. Further, all related party transactions involving our directors or Executive Officers are reviewed by the Nominating and Governance Committee.

The Nominating and Governance Committee has established policies and procedures for reviewing related party transactions. A related party transaction is a financial transaction between us and one of our directors (including director nominees), executive officer or shareholder who beneficially owns more than 5% of our voting securities, including immediate family members of any of these persons, in which the related person has or will have a direct or indirect material interest. A related party transaction generally excludes compensation arising from the individual’s employment as an executive officer or service as a director. The Committee considers transactions which specifically name a related party as a party to the transaction to create an “interest.” In addition, the Committee inquires of management concerning other transactions that might be considered to create an indirect interest. In 2009, the Committee adopted a formal written policy for related party transactions. Management is required to present potential transactions to the Chairman of the Committee. The Chairman will review the potential transaction and make an assessment as to whether or not the transaction was proper and made in the ordinary course of business. The Chairman will then either recommend action to the full Committee and the Board immediately (pre-transaction) for the Board’s consideration, or, allow us to proceed with the transaction and report to the Committee at its next regularly scheduled meeting. The Committee will also make inquiries to management as to the existence of related party transactions at every regularly scheduled Committee meeting. If a related party transaction has occurred, the Committee reviews the specific circumstances of the transaction, makes an assessment as to whether or not the transaction was proper and made in the ordinary course of business and recommends action to the Board, if necessary.

During 2009, there were no potential related party transactions presented for review by the Chairman nor were any related party transactions reviewed by the Nominating and Governance Committee.

During 2008, the Nominating and Governance Committee reviewed one related party transaction. On January 31, 2005, in conjunction with the purchase of Medical Dictation, Inc. by Transcend, the Company entered into a $3.5 million promissory note payable to Susan McGrogan, now the Company’s President and

Chief Operating Officer, in three installments on January 31 of 2006, 2007 and 2008. During the first quarter of 2008, the Company paid $1.2 million as the final installment on the note and $59,000 of accrued interest to Ms. McGrogan. The Committee’s assessment was that the transaction was properly made in the ordinary course of business.

PROPOSALS BY STOCKHOLDERS

Proposals by stockholders intended to be presented at the 2011 Transcend Annual Meeting of Stockholders (to be held in the Spring of 2011) must be forwarded in writing and received at our principal executive office no later than December 13, 2010 and directed to the attention of the Secretary for consideration for inclusion in our proxy statement for the Annual Meeting of Stockholders to be held in 2011. Any such proposals must comply in all respects with the rules and regulations of the Securities and Exchange Commission (“SEC”).

In connection with our Annual Meeting of Stockholders to be held in 2011, if we do not receive notice of a matter or proposal to be considered by December 13, 2010, then the persons appointed by the Board of Directors to act as the proxies for such Annual Meeting (named in the form of proxy) will be allowed to use their discretionary voting authority with respect to any such matter or proposal at the Annual Meeting, if such matter or proposal is properly raised at the Annual Meeting and put to a vote.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires certain of our officers, directors, and persons who own more than ten percent of our outstanding common stock to file reports of ownership and changes in ownership with the SEC. Such officers, directors and stockholders are also required by SEC regulations to furnish us with copies of all such reports that they file. To our knowledge, all of these filing requirements were satisfied by our directors, officers and principal stockholders during the most recent fiscal year and prior fiscal years, except that Mr. Thoele did not file a timely Form 4 to report his receipt of a gift of 2,252 shares on January 14, 2000. A Form 4 disclosing this transaction was filed with the SEC on April 20, 2009; and (ii) Mr. Huff did not file a timely Form 4 to report two purchases of 244 shares through trusts for the benefit of his grandchildren on May 4, 2009. A Form 4 disclosing these two transactions was filed with the SEC on November 24, 2009.

Although it is not our obligation to make filings pursuant to Section 16 of the Securities Exchange Act of 1934, we have adopted a policy requiring all Section 16 reporting persons to report to our Chief Financial Officer all trading activity in our common stock on the day of said trade(s) to facilitate the timely filing of the reports(s) of such trading activity with the SEC.

ANNUAL REPORT ON FORM 10-K

Additional information concerning us, including our financial statements, is provided in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009. Exhibits filed with our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the SEC, are available to stockholders who make written request to our Secretary, One Glenlake Parkway, Suite 1325, Atlanta, Georgia 30328. These documents may also be accessed from our website at www.transcendservices.com, and for beneficial stockholders, at www.proxyvote.com.

OTHER MATTERS

The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting. If any other matter should come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matter in accordance with their best judgment of what is in the best interests of the Company.

By Order of the Board of Directors

LARRY G. GERDES Chairman of the Board

Atlanta, Georgia

April     , 2010

APPENDIX A

PROPOSED AMENDMENT TO ARTICLE IV OF THE COMPANY’S

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO

INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

FROM 15,000,000 TO 30,000,000.

RESOLVED, that the first sentence of Article IV of the Company’s Amended and Restated Certificate of Incorporation be, and it hereby is amended by deleting it in its entirety and substituting the following thereof:

The aggregate number of shares which the Corporation shall have the authority to issue is Thirty-two Million (32,000,000) of which Thirty Million (30,000,000) shall be common stock, par value of $0.05 per share, and Two Million (2,000,000) shall be preferred stock, par value $0.01 per share.

A-1

TRANSCEND SERVICES, INC. ONE GLENLAKE PARKWAY SUITE 1325 ATLANTA, GA 30328

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VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M23375-P94628                KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TRANSCEND SERVICES, INC. The Board of Directors recommends that you vote FOR the following:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	Election of Directors	☐	☐	☐
Nominees:
01) Joseph G. Bleser 04) Larry G. Gerdes
02) Joseph P. Clayton 05) Walter S. Huff, Jr.
03) James D. Edwards 06) Charles E. Thoele
The Board of Directors recommends you vote FOR the following proposals:						For	Against	Abstain
2.

To amend Article IV of our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from fifteen million (15,000,000) shares to thirty million (30,000,000) shares.

						☐	☐	☐
3.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.					☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

M23376-P94628

PROXY SOLICITED BY THE BOARD OF DIRECTORS OF

TRANSCEND SERVICES, INC.

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON

MAY 27, 2010

The undersigned hereby appoints Larry G. Gerdes and Walter S. Huff, Jr., or either of them, with full power of substitution as proxies and attorneys-in-fact, to represent and vote, as designated on the reverse side, the common stock of the undersigned at the Annual Meeting of Stockholders of Transcend Services, Inc., to be held on May 27, 2010 at the offices of Womble Carlyle Sandridge & Rice, PLLC, Atlantic Station, 271 17th Street, NW, Suite 2400, Atlanta, GA 30363 at 11:00 a.m. eastern time for the purposes listed on the reverse side.

THE SHARES REPRESENTED BY THIS PROXY CARD WILL BE VOTED AS DIRECTED ON THE REVERSE HEREOF. IF NO DIRECTION IS GIVEN AND THE PROXY CARD IS VALIDLY EXECUTED, THE SHARES WILL BE VOTED FOR ALL LISTED PROPOSALS. IN THEIR DISCRETION, THE PROXIES DESIGNATED HEREIN ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting

To be held on May 27, 2010:

The Notice of Annual Meeting of Stockholders, proxy statement, form of proxy and 2009 Annual Report on

Form 10-K are available at www.proxyvote.com.

Continued and to be signed on reverse side